Exhibit 99.1

FARO's Earnings Per Share Jump to 20 Cents From 4 Cents on 57% Sales Increase

    LAKE MARY, Fla., May 6 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported a 473% increase in net income in the first quarter of 2004 to $2.8 million, or 20 cents per diluted share, from $489,000, or four cents per diluted share in the first quarter of 2003. Fully diluted shares grew approximately two million shares or 16.5% to 14.1 million shares at April 3, 2004, from 12.1 million shares at March 29, 2003. Sales for the quarter increased 56.7% to $21.0 million, from $13.4 million in the first quarter of 2003. Gross margin increased eight percentage points to 64.0% in the quarter, from 56.0% in the first quarter of 2003, as a result of lower service expenses, less price discounting, and increased production efficiencies.

    Selling, general and administrative ("SG&A") expenses decreased as a percentage of sales from 41.4% in the first quarter of 2003 to 38.6% in the first quarter of 2004. On a sequential quarter basis SG&A expenses as a percentage of sales increased 0.9 percentage points compared to 37.7% in the fourth quarter of 2003, resulting from higher selling expenses as a percentage of sales, partially offset by lower general and administrative expenses as a percentage of sales. The Company had forecast this increase in selling expenses as a percentage of sales in the first half of 2004, primarily as a result of costs related to the expansion of its worldwide sales force.

    Income from operations increased $2.8 million from $459,000 in the first quarter of 2003 to $3.3 million in the first quarter of 2004. This increase was primarily a result of an increase in gross profit of $6.0 million, offset by a $2.5 million increase in SG&A expenses. On a sequential quarter basis, operating margin improved to 15.9% in the first quarter of 2004, compared to 11.8% in the fourth quarter of 2003.

    Income tax expense in the first quarter of 2004 was $765,000 or 21.2% of taxable income, in line with the 20%-25% guidance given by the Company for 2004, and compared to $72,000, or 12.9% of taxable income in the year-ago quarter.

    "We showed continued strong year-over-year growth in the first quarter, continuing a trend shown throughout 2003," said Simon Raab, President and CEO. "We took a number of initiatives in the quarter to help continue our penetration into the large, underserved CAM2 market. These included expansion of our sales force around the world, with an emphasis in the Asia/Pacific, and the establishment of service centers in key newer markets including Brazil, Japan, and China. Besides expanding into new geographic regions, we are also focused on further penetrating our larger existing customers. Sales to existing customers represented 68% of total sales in the quarter, compared to 62% in all of 2003."

    Regionally, sales in the Americas increased 57.4% in the first quarter of 2004 to $8.5 million, from $5.4 million in the first quarter of 2003. Sales in the Europe/Africa region increased 65.6% to $10.1 million, from $6.1 million in 2003. Sales in the Asia/Pacific region grew 26.3% to $2.4 million, from $1.9 million in 2003.


    Market Evolution and Size Assessment

    "We believe that the growth in the CAM2 market (Computer Aided Manufacturing Measurement) should parallel the growth already seen in the first two stages of the CAD (Computer Aided Design) revolution which started in earnest over three decades ago," continued Raab. "CAD is now virtually 100% adopted in the industrial design environment, and has grown to a multi-billion dollar market. The CAM (Computer Aided Machining) stage of the CAD revolution followed next. CAM allowed single parts to be machined on computer-controlled machine tools using CAD data. Eventually the majority of machine shops around the world required such CAM hardware and software, and this market has also grown into the billions. The penetration of CAD/CAM into the manufacturing environment was however incomplete. Once the single parts manufactured through CAM are brought to assembly, where very little CAD exists and problems with dimensional fit, tooling and scrap occur, that is where the CAM2 market emerges. Today this market is at an early stage of its evolution, at an estimated amount of approximately $200 million. We expect that this market will continue to grow as the manufacturing evolution that started with CAD and CAM continues. The penetration of CAD-based measurement tools adaptable to the manufacturing environment is the final stage of the CAD evolution. In fact, we believe that our continued strong year-over-year growth in orders is in part at the expense of a diminishing market for conventional, non-portable coordinate measuring machines and check fixtures but more importantly due to the inevitable expansion of the CAM2 market."


    Outlook for the Remainder of 2004.

    As stated in an earlier news release, on the basis of new order growth in the first quarter, we are now expecting sales for 2004 to be $90-$93 million, a 25%-30% increase compared to $71.8 million in 2003. We expect gross margins to be in a range of 59%-63% in the remaining quarters of 2004, and we expect that the higher gross margins will be somewhat offset by taxes at the higher end of our 20-25% guidance, so we are maintaining our earlier forecast for net income at $0.71-$0.86 per diluted share.

    The Company also announced that it will begin to issue all of its non-financial product-related press releases to its financial press release distribution list. Interested investors can view previous product-related press releases at the Company's website at:
http://www.faro.com/Newsroom/Press_Releases.asp

    "We are doing this to allow investors to stay abreast of our new product and other non-financial developments as they occur, and to help them understand the dynamics and specifics of the CAM2 market," said Raab.


    A conference call reviewing the first quarter of 2004 will be held Friday, May 7, 2004 beginning at 11:00 AM (Eastern)/ 8:00 AM (Pacific). To participate please dial 800.795.1259 five minutes prior to start time. International callers should dial 785.832.1508. The Conference ID is "FARO." A recording of the call will be available until August 7, 2004 by dialing 800.934.7776. International callers should dial 402.220.6983. No access code is needed for the replay. The call will be simultaneously broadcast over the Internet at: http://www.firstcallevents.com/service/ajwz405723578gf12.html

    The call will be archived at the Company's website at http://www.faro.com.

    Financial Tables Follow


    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," "projects," "forecast," and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

    Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

    * our inability to  maintain historical or projected sales growth rates;

    * our inability to maintain or reduce operating expenses or maintain or increase our gross margin or operating margin;

    * difficulties in ramping up production in our new manufacturing facility in Switzerland and completing the opening and staffing of our sales offices in Asia;

    * increases in expenses relating to our Asian expansion or our Swiss manufacturing facility;

    * our inability to further penetrate our customer base;

    * development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;

    * our inability to maintain our technological advantage by developing new products and enhancing our existing products;

    * the cyclical nature of the industries of our customers and the financial condition of our customers;

    * the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion of infringement claims against us;

    * fluctuations in our annual and quarterly operating results as a result of (i) the size and timing of customer orders, (ii) the amount of time that it takes to fulfill orders and ship our products, (iii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (iv) increases in operating expenses required for product development and new product marketing, (v) costs associated with new product introductions, such as assembly line start-up costs and low introductory period production volumes, (vi) the timing and market acceptance of new products and product enhancements, (vii) customer order deferrals in anticipation of new products and product enhancements,
(viii) our success in expanding our sales and marketing programs, (ix) start-up costs associated with opening new sales offices outside of the United States, (x) fluctuations in revenue and without proportionate adjustments in fixed costs, (xi) the efficiencies achieved in managing inventories and fixed assets; and (xii) adverse changes in the manufacturing industry and general economic condition;

    * the inability of our products to displace traditional measurement devices and attain broad market acceptance;

    * the impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;

    * risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;

    * the loss of our CEO or Executive VP or other key personnel;

    * our inability to identify, consummate, or achieve expected benefits from acquisitions;

    * the failure to effectively manage our growth;

    * the loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms;

    * the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

    Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.




              FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                       SUMMARY FINANCIAL TABLE
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)

                                          Three Months Ended
                                          Apr 3,       Mar 29,
                                           2004         2003

    SALES                               $21,025,192  $13,404,265

    COST OF SALES                         7,561,357    5,899,580

    Gross profit                         13,463,835    7,504,685

    OPERATING EXPENSES:
     Selling                              5,562,695    3,787,438
     General and
      administrative                      2,529,383    1,750,566
     Depreciation and
      amortization                          556,759      588,653
     Research and
      development                         1,441,412      877,468
     Employee stock options                  37,477       41,448

     Total operating
      expenses                           10,127,726    7,045,573

    INCOME (LOSS) FROM
     OPERATIONS                           3,336,109      459,112

    OTHER INCOME (EXPENSES)
     Interest income                         73,564        2,665
    Other income, net                       206,129      115,739
     Interest expense                        (2,142)     (15,897)

    NET INCOME BEFORE
     INCOME TAX                           3,613,660      561,619

    INCOME TAX EXPENSE                      765,252       72,255

    NET INCOME                           $2,848,408     $489,364

    NET INCOME PER SHARE -
     BASIC                                    $0.21        $0.04

    NET INCOME PER SHARE -
     DILUTED                                  $0.20        $0.04

    Weighted average shares
     - Basic                             13,522,921   11,893,037

    Weighted average shares
     - Diluted                           14,080,103   12,096,639


                   SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 (UNAUDITED)

                                                    Apr 3, 2004

    Cash and investments                            $32,940,321

    Current assets                                  $66,348,435

    Total assets                                    $82,116,972

    Current liabilities                             $10,207,508

    Long-term debt                                      $59,007

    Total liabilities                               $10,676,135

    Total shareholders'
     equity                                         $71,440,837
    Total liabilities and
     shareholders' equity                           $82,116,972


              SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA
                                 (UNAUDITED)


                                                      Apr 3, 2004
    Net cash provided by (used in)
     operating activities                              $2,363,119
    Net cash provided by (used in)
     investing activities                             $(7,069,573)
    Net cash provided by (used in)
     financing activities                                $165,422
    Effect of Exchange Rate Changes on Cash           $(2,028,548)
    Cash and Cash Equivalents, Beginning of Period    $17,424,901
    Cash and Cash Equivalents, End of Period          $10,855,321




SOURCE  FARO Technologies, Inc.
    -0-                             05/06/2004
    /CONTACT:  Greg Fraser, Executive Vice President & CFO, FARO,
+1-407-333-9911; or Vic Allgeier, The TTC Group, +1-212-227-0997, for FARO/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.faro.com
                http://www.faro.com/Newsroom/Press_Releases.asp /
    /Audio:  http://www.firstcallevents.com/service/ajwz405723578gf12.html /
    (FARO)

CO:  FARO Technologies, Inc.
ST:  Florida
IN:  AUT MAC STW CPR
SU:  ERN CCA MAV ERP